EXHIBIT 99.01

Dexcom Appoints Karen Dahut to Board of Directors

SAN DIEGO—(BUSINESS WIRE)—August 12, 2020— DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the appointment of Karen Dahut to its Board of Directors, effective immediately.

Ms. Dahut has more than 25 years of leadership experience in technology, cyber, and analytics, including the development and execution of innovative growth strategies. She currently serves as a member of the executive leadership team at Booz Allen Hamilton, a leading global consulting firm to business, government, and military clients. Ms. Dahut serves as Group Leader of the Global Commercial and Global Defense businesses, reporting directly to the CEO and overseeing approximately 12,000 employees. In this role, she leads the strategy and delivery of the firm’s solutions to a broad array of clients, including several Fortune 100 companies. Ms. Dahut brings to the Dexcom Board a successful track record of transformational leadership and entrepreneurial creativity in areas with direct relevance to Dexcom’s future growth opportunities.

“We are very excited to announce the appointment of Karen to the Dexcom Board,” said Kevin Sayer, chairman, president and CEO at Dexcom. “Karen has demonstrated the value of her leadership throughout her career, including the establishment of Booz Allen Hamilton’s Strategic Innovation Group focused on next generation cybersecurity, cloud, data science and digital technologies. Her experience provides a natural fit as we look to maintain our leadership in data connectivity and analytics and extend the applications of Dexcom’s real-time CGM systems to more people throughout the world.”

About Karen Dahut

Karen Dahut is an Executive Vice President and Senior Partner at Booz Allen Hamilton, where she serves as Group Leader of the firm’s Global Commercial and Global Defense Business. Prior to assuming this role in 2017, Ms. Dahut held several additional roles throughout the organization, including: Group Leader, Global Commercial and Federal Civilian Business from 2015 to 2017; Chief Innovation Officer from 2012 to 2015; Leader, Analytics and Data Science Business from 2010 to 2012; Market Leader, Worldwide Navy and Marine Corps Business from 2008 to 2010; Leader, Economic and Business Analytics Capability from 2005-2008; and various additional roles from 2002 to 2005. Prior to her time at Booz Allen Hamilton, Ms. Dahut served as the Program Director, Logistics Management Institute from 1991 to 2002 and as a United States Naval Officer from 1985 to 1991.

In addition to her experience as a transformational business leader, Ms. Dahut is an accomplished speaker and author. In 2019, she was selected as the C-Suite Executive of the Year by Washington Business Journal. She is currently on the Board of Directors for the National Air and Space Museum and Northern Virginia Technology Council. She previously served on the Board of Directors of Tech Data Corporation, an end-to-end technology distributor and Fortune 100 company, prior to its acquisition by Apollo Global Management in 2020. Ms. Dahut holds an MS from the University of Southern California’s Viterbi School of Engineering and a bachelor’s degree in Finance from Mount Saint Mary’s University.

About DexCom, Inc.

Dexcom, Inc. empowers people to take control of diabetes through innovative continuous glucose monitoring (CGM) systems. Headquartered in San Diego, California, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom simplifies and improves diabetes management around the world.

Contacts

DexCom, Inc.:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com